News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G Declares Quarterly Dividend, January 2026
CINCINNATI, January 13, 2026 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared a quarterly dividend of $1.0568 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after February 17, 2026 to Common Stock shareowners of record at the close of business on January 23, 2026, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareowners of record at the start of business on January 23, 2026.

P&G has been paying a dividend for 135 consecutive years since its incorporation in 1890 and has increased its dividend for 69 consecutive years. This reinforces our commitment to return cash to shareowners, many of whom rely on the steady, reliable income earned with their investment in P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contacts:
Henry Molski
+1-513-505-3587

P&G Investor Relations Contact:
John Chevalier
+1-513-983-9974

Category: PG-IR